Blue Sphere Corporation S-1/A

Exhibit 5.1

September 9, 2016

Blue Sphere Corporation

301 McCullough Drive, 4th Floor

Charlotte, NC 28262

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Blue Sphere Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the resale by selling security holders of up to 89,033,337 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which consist of 53,266,668 shares of Common Stock issued and outstanding (the “Shares”), and 35,766,669 shares of Common Stock underlying certain outstanding warrants to purchase shares of Common Stock (the “Warrants”).

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, we are of the opinion that the Shares held by the selling security holders as of the date hereof and covered by the Registration Statement are validly issued, fully paid and non-assessable. We are also of the opinion that the Common Stock underlying the Warrants, when duly issued upon due exercise of the Warrants and the payment of the exercise price, if any, of the Warrants will be duly authorized, validly issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than Chapter 78 of the Nevada Revised Statutes and the Federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrants, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the prospectus included in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP